Exhibit 5.1

December 16, 2016

Ashland Global Holdings Inc.

Ladies and Gentlemen:

We have acted as counsel for Ashland Global Holdings Inc, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 20,000 shares (the “Shares”) of Company common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Valvoline Inc. 2016 Deferred Compensation Plan for Employees (the “Deferred Compensation Plan”) and the 1,000 shares of Common Stock that may be purchased pursuant to the Valvoline 401(k) Plan.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Deferred Compensation Plan.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares when, and if, issued pursuant to the terms of the Deferred Compensation Plan will be validly issued, fully paid and nonassessable. No opinion is given with respect to any shares of Common Stock that may be purchased pursuant to the Valvoline 401(k) Plan.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise anyone of any change in any matter set forth herein. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly herein. The reference and limitation to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Ashland Global Holdings Inc.
50 E. RiverCenter Boulevard
Covington, Kentucky 41011

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